Exhibit 99.1

For Information Contact:

Investor Relations

Varian, Inc.

650.424.5471

ir@varianinc.com

VARIAN, INC. ANNOUNCES STOCKHOLDER APPROVAL

OF MERGER AGREEMENT WITH AGILENT TECHNOLOGIES

PALO ALTO, Calif. — Varian, Inc. (NasdaqGS: VARI) announced that at a special meeting of stockholders held on October 5, 2009, its stockholders adopted the merger agreement entered into with Agilent Technologies, Inc., under which Agilent will acquire Varian for $52.00 per share in cash. Approximately 84% of the shares of Varian common stock outstanding as of August 12, 2009, the record date for the special meeting, voted to adopt the merger agreement.

The transaction remains subject to regulatory approvals and other closing conditions.

About Varian, Inc.

Varian, Inc. is a leading worldwide supplier of scientific instruments and vacuum technologies for life science, environmental, energy, and applied research and other applications. The company provides complete solutions, including instruments, vacuum products, laboratory consumable supplies, software, training and support through its global distribution and support systems. Varian, Inc. employs approximately 3,500 people worldwide and operates manufacturing facilities in North America, Europe and Asia Pacific. Varian, Inc. had fiscal year 2008 sales of $1.0 billion, and its common stock is traded on the NASDAQ Global Select Market under the symbol “VARI.” Further information is available on the company’s Web site at http://www.varianinc.com.